Calculation of Filing Fee Tables
S-8
Virginia National Bankshares Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $2.50 per share	Other	150,000	$ 39.89	$ 5,983,500.00	0.0001381	$ 826.33
Total Offering Amounts:						$ 5,983,500.00		$ 826.33
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 826.33
Offering Note
[1]	(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the ''Securities Act''), this Registration Statement on Form S-8 also covers an indeterminate number of additional shares that may be offered or issued under the Virginia National Bankshares Corporation Amended and Restated 2022 Stock Incentive Plan by reason of stock splits, stock dividends, or similar transactions. (2) Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the amount of the registration fee based upon the average of the high and low prices for a share of the registrant's common stock on December 10, 2025, as reported on The Nasdaq Capital Market. (3) Rounded up to the nearest penny.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A